Exhibit 10.31

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

LICENSE AGREEMENT

between

ASTRAZENECA AB (PUBL)

and

CONDUIT PHARMACEUTICALS INC.

i

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into effective as of August 7, 2024 (the “Effective Date”) by and between:

(1)	AstraZeneca AB (PUBL), a company incorporated in Sweden under no. 556011-7482 with offices at SE-431 83 Mölndal, Sweden (“AstraZeneca”); and

(2)	Conduit Pharmaceuticals Inc., a Delaware corporation with offices at 4995 Murphy Canyon Road, Suite 300, San Diego, California (“Licensee”).

AstraZeneca and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)	WHEREAS, AstraZeneca owns or Controls certain intellectual property rights with respect to the Licensed Compounds (as defined herein) in the Territory (as defined herein).

(B)	WHEREAS, AstraZeneca and [***] (“[***]”) are parties to a License Agreement dated 30 August 2019 (as amended, the “Earlier License Agreement”), pursuant to which AstraZeneca licensed to [***] rights relating to the Licensed Compounds known as AZD5904 and AZD1656.

(C)	WHEREAS, AstraZeneca and [***] entered into a letter agreement dated 24 May 2024 (the “[***] Letter Agreement”), pursuant to which AstraZeneca and [***] agreed to terminate the Earlier License Agreement subject to, and effective upon, completion of the transaction contemplated by this Agreement and AstraZeneca’s written notice thereof to [***].

(D)	WHEREAS, AstraZeneca wishes to grant a license to Licensee, and Licensee wishes to take a license under such intellectual property rights, to develop Licensed Compounds and Licensed Products, and to commercialize Licensed Products, in the Territory, in each case in accordance with the terms and conditions set forth below.

(E)	NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2	“Agreement” has the meaning set forth in the preamble hereto.

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1.3	“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.4	“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Governmental Authority or Regulatory Authorities, that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws as well as the Data Protection Laws.

1.5	“AstraZeneca” has the meaning set forth in the preamble hereto.

1.6	“AstraZeneca Indemnitees” has the meaning set forth in Section 9.1.

1.7	“AstraZeneca Know-How” means all Information relating to the Licensed Compounds that is (a) necessary for Licensee to Exploit the Licensed Compounds in the Field; or (b) contained within the Data Room, in each case ((a) or (b)) that is owned or Controlled by AstraZeneca or any of its Affiliates on the Effective Date, but excluding any information to the extent published in AstraZeneca Patents.

1.8	“AstraZeneca Patents” means the Patents and Patent applications set forth on Schedule 1.8 and any foreign counterparts thereof, as well as any Patents filed or claiming priority from such Patents or such foreign counterparts, but excluding any Joint Patents.

1.9	“Auditor” has the meaning set forth in Section 5.8.

1.10	“Breaching Party” has the meaning set forth in Section 10.2.2.

1.11	“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in London, England, Stockholm, Sweden, or San Diego, California, U.S.A. are permitted or required to be closed.

1.12	“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.13	“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

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1.14	“Commercially Reasonable Efforts” means, with respect to the performance of any activities with respect to any Licensed Compound(s) or Licensed Product(s), by or under the authority of Licensee, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used in the biopharmaceutical industry for compounds or products of similar market potential at a similar stage of development or product life, but taking into account the size and resources of such Licensee, Affiliate, or Sublicensee, as applicable. “Commercially Reasonable Efforts” shall be determined without regard to any payments owed by Licensee to AstraZeneca under Article 5 of this Agreement.

1.15	“Confidential Information” has the meaning set forth in Section 7.1.

1.16	“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.17	“Corporate Names” means the corporate Trademarks, names, and logos of AstraZeneca and its Affiliates, and such other Trademarks, names, and logos as AstraZeneca may designate to Licensee in writing from time to time.

1.18	“Data Protection Laws” means all Applicable Law related to data protection including the Data Protection Act 2018 (DPA 2018), including the UK GDPR and Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the EU GDPR and any legislation implemented in connection with the aforementioned legislation, each as amended supplemented or replaced from time to time.

1.19	“Data Room” means the virtual data room hosted by AstraZeneca.

1.20	“Development Plan” has the meaning set out in Section 4.2.

1.21	“Disclosing Party” has the meaning set forth in Section 7.1.

1.22	“Dispute” has the meaning set forth in Section 11.5.1.

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1.23	“Distributor” means a Third Party (other than a Sublicensee) appointed by Licensee or its Affiliate or Sublicensee to market and sell Licensed Product(s) in circumstances where such Third Party purchases its requirements of such Licensed Product(s) from Licensee, its Affiliate or Sublicensee and does not otherwise make any royalty payments or other payments to Licensee, its Affiliates or Sublicensee with respect to intellectual property rights relating to the Licensed Product(s).

1.24	“Dollars” or “$” means United States Dollars.

1.25	“Drug Approval Application” means a New Drug Application as defined in the FFDCA (“NDA”) or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (“MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.26	“Earlier License Agreement” has the meaning set forth in the Recitals hereto.

1.27	“Effective Date” has the meaning set forth in the preamble hereto.

1.28	“EMA” means the European Medicines Agency and any successor agency thereto.

1.29	“European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any country that was a European Union member state as of the Effective Date, whether or not such country is a participating member as of the applicable time.

1.30	“Exercise Period” has the meaning set forth in Section 3.2.

1.31	“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a compound or product. “Exploitation” means the act of Exploiting a compound or product.

1.32	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.33	“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

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1.34	“Field” means the treatment, prevention, and prophylaxis of Idiopathic Male Infertility for AZD5904, and all therapeutic, prophylactic, palliative and diagnostic uses in humans and animals for AZD1656 and AZD5658.

1.35	“First Commercial Sale” means the first sale for monetary value for use or consumption by the end user of a Licensed Product in any country of the Territory after approval of a Drug Approval Application for such Licensed Product has been obtained in such country. Sales prior to approval of a Drug Approval Application for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.36	“Governmental Authority” means (a) any nation or government, including any federal, state, local, foreign, municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any supranational, international, federal, state or local entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions, domestic or foreign, including FDA.

1.37	“Gross Revenue” has the meaning set forth in Section 1.87.

1.38	“IFRS” means the International Financial Accounting Reporting Standards, as amended from time to time by the International Accounting Standards Board.

1.39	“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies or any corresponding foreign application in the Territory and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.40	“Indemnification Claim Notice” has the meaning set forth in Section 9.3.

1.41	“Indemnified Party” has the meaning set forth in Section 9.3.

1.42	“Information” means all technical, scientific and other data, know-how and information, including trade secrets, specifications, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, Manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.43	“Infringement” has the meaning set forth in Section 6.5.1.

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1.44	“Intellectual Property Rights” means Patents, utility models, rights to inventions, copyright and related rights, Trademarks, business names and domain names, goodwill and the right to sue for infringement or misappropriation, rights in designs, rights in computer software, database rights, know-how, rights to use and protect the confidentiality of confidential information and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world and the right to apply for and be granted the foregoing.

1.45	“Inventory” has the meaning set forth in Section 4.11.1.

1.46	“Joint Intellectual Property Rights” has the meaning set forth in Section 6.1.2.

1.47	“Joint Know-How” has the meaning set forth in Section 6.1.2.

1.48	“Joint Patents” has the meaning set forth in Section 6.1.2.

1.49	“Licensed Compound(s)” means: (i) the pharmaceutical compounds known individually and together as AZD1656, AZD5658 and AZD5904; and (ii) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the foregoing compounds under this Section 1.49.

1.50	“Licensed Product” means any product that is comprised of or contains a Licensed Compound, alone or in combination with one or more other active ingredients, in any and all forms, presentations, dosages and formulations.

1.51	“Licensed Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its Affiliates or its or their respective Sublicensees, on the one hand, and one or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Affiliates or its or their Sublicensees receives any license or other rights to Exploit such Licensed Product, (b) supply agreements pursuant to which Licensee, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Licensed Product, (c) clinical study agreements, (d) contract research organization agreements and (e) service agreements.

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1.52	“Licensee” has the meaning set forth in the preamble hereto.

1.53	“License Effective Date” has the meaning set forth in Section 2.1.

1.54	“Licensee Indemnitees” has the meaning set forth in Section 9.2.

1.55	“Licensee Know-How” means all Information Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or that is generated by or on behalf of Licensee or any of its Affiliates under or in connection with this Agreement during the Term that is (a) not generally known and (b) necessary for the Exploitation of the Licensed Compounds or Licensed Products in the Field, but excluding any Information to the extent covered or claimed by published Licensee Patents or Joint Patents or any Joint Know-How.

1.56	“Licensee Patents” means all of the Patents Controlled by Licensee or any of its Affiliates as of the Effective Date or at any time during the Term that are necessary (or, with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Exploitation of the Licensed Compounds or Licensed Products in the Field, but excluding any Joint Patents. Licensee Patents include the Co-Crystal Patents set out in Schedule 1.56, and any foreign counterparts thereof, as well as any Patents filed or claiming priority from such Patents or such foreign counterparts”.

1.57	“Licensee Triggered Termination” has the meaning set forth in Section 10.4.1(c).

1.58	“Losses” has the meaning set forth in Section 9.1.

1.59	“MAA” has the meaning set forth in the definition of “Drug Approval Application”.

1.60	“Major Markets” means the United States, the UK, Germany, France, Italy, Spain, Japan and China.

1.61	“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.62	“NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.63	“Negotiation Period” has the meaning set forth in Section 3.3.

1.64	“Non-Breaching Party” has the meaning set forth in Section 10.2.1.

1.65	“Non-Prosecuting Party” has the meaning set forth in Section 6.2.2.

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1.66	“Notice Period” has the meaning set forth in Section 10.2.1.

1.67	“Party” and “Parties” have the meanings set forth in the preamble hereto.

1.68	“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications that claim priority to any patent or patent application in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceedings and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

1.69	“Payment” has the meaning set forth in Section 5.6.1.

1.70	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.71	“Personal Data” means any information that: (i) relates to an identified or identifiable natural person (an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identification number); and/or (ii) constitutes “personal data”, “personal information”, “personally identifiable information” or similar term defined in applicable Data Protection Laws.

1.72	“POC Study” means a clinical phase 2 clinical trial of a Licensed Compound that is intended to generate initial evidence of clinical efficacy and safety in the target population.

1.73	“Product Trademark” means the Trademark used or to be used by Licensee or its Affiliates or its or their Sublicensees in the commercialization of a Licensed Product in the Territory (excluding, in any event, any Corporate Names and any other Trademarks that consist of or include any corporate name or corporate logo of either Party or any of its Affiliates or its or their (sub) licensees (or Sublicensees)).

1.74	“Prosecuting Party” has the meaning set forth in Section 6.2.2.

1.75	“Receiving Party” has the meaning set forth in Section 7.1.

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1.76	“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labelling approval.

1.77	“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compounds or a Licensed Product in the Territory, including the FDA in the United States and the EMA in the European Union.

1.78	“Regulatory Documentation” means: all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, in each case ((a) and (b)) relating to the Licensed Compounds or a Licensed Product.

1.79	“Relevant Transaction” has the meaning set forth in Section 3.1.

1.80	“Relevant Transaction Notice” has the meaning set forth in Section 3.1.

1.81	“Representatives” has the meaning set forth in Section 8.6.

1.82	“Senior Officer” means, with respect to AstraZeneca, its Senior Vice President, Early CVRM, BioPharmaceuticals and with respect to Licensee, its Chief Executive Officer.

1.83	“[***]” has the meaning set forth in the Recitals hereto.

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1.84	“[***] Letter Agreement” has the meaning set forth in the Recitals hereto.

1.85	“Sublicense” has the meaning set forth in Section 2.2.

1.86	“Sublicensee” means a Third Party that is granted a Sublicense, and who has undertaken to make a royalty payment or other payment to Licensee, its Affiliates or Sublicensee in consideration of such Sublicense (or who is subject to other contractual arrangements with Licensee, its Affiliates or Sublicensee, whereby Licensee, its Affiliate or Sublicensee share in the profits or has an equivalent interest in the proceeds from the sale of Licensed Product(s) by such Third Party). For clarity, any Third Party to which a Sublicensee grants a further sublicense (where a Sublicense is granted through multiple tiers) shall also be a Sublicensee hereunder. A Third Party that (i) is granted a Sublicence solely to enable such Third Party to provide contract research or development services or contract manufacturing services for Licensee or its Affiliates, and (ii) does not have the right to distribute, market, promote or sell the Licensed Products shall not be a “Sublicensee” for the purposes of this Agreement.

1.87	“Sublicense Revenue” means consideration [***].

1.88	“Tax” or “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under Applicable Law, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Applicable Law, by contract or otherwise.

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1.89	“Tax Evasion” means (a) fraudulently or dishonestly failing to pay any amount of Tax in connection with or attributable to this Agreement or the transactions contemplated hereby to the relevant Taxing Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties or (b) fraudulently or dishonestly claiming any relief, allowance, credit, deduction, exemption or set off in respect of any Tax in connection with or attributable to this Agreement or the transactions contemplated hereby (or relevant to the computation of any income, profits or gains for the purposes of any such Tax), or any right to or actual repayment of or saving of such Tax.

1.90	“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

1.91	“Term” has the meaning set forth in Section 10.1.

1.92	“Termination Notice” has the meaning set forth in Section 10.2.1.

1.93	“Territory” means the entire world.

1.94	“Third Party” means any Person other than AstraZeneca, Licensee and their respective Affiliates.

1.95	“Third Party Claims” has the meaning set forth in Section 9.1.

1.96	“Third Party Infringement Claim” has the meaning set forth in Section 6.6.

1.97	“Third Party Patent Right” has the meaning set forth in Section 6.9.

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1.98	“Top Line Data” means data contained in data reports following completion of the dose escalation portion of a POC Study that includes the primary and secondary efficacy results and adverse event summary for safety.

1.99	“Trademark” means any word, name, symbol, colour, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.100	“Transition Plan” has the meaning set forth in Section 2.4.

1.101	“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.102	“Upfront Payment” has the meaning set forth in Section 5.1.1.

1.103	“VAT” means, within the European Union, such Taxes as may be levied in accordance with Council Directive 2006/112/EC and, outside the European Union, any Taxes levied by reference to added value, consumption or sales.

2.	GRANT OF RIGHTS and Transition ACTIVITIES

2.1	License Grant. Subject to Section 2.5 and to the other terms and conditions of this Agreement, effective upon (and not before) AstraZeneca’s receipt of the Upfront Payment in accordance with Section 5.1.1 (the “License Effective Date”), AstraZeneca hereby grants to Licensee an exclusive (including with regard to AstraZeneca and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.2, under the AstraZeneca Patents, the AstraZeneca Know-How, and AstraZeneca’s interests in the Joint Patents and the Joint Know-How, solely for the purpose of Exploiting the Licensed Compounds and Licensed Products in the Field in the Territory.

2.2	Sublicenses. Subject to AstraZeneca’s right of first negotiation under Article 3, Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the license granted in Section 2.1, to its Affiliates and Third Parties in respect of Licensed Compounds (each such sublicense, a “Sublicense”), provided that (a) any Sublicenses granted by Licensee shall be consistent with, and expressly made subject and subordinate to, the terms and conditions of this Agreement and (b) Licensee shall provide a near final version of the sublicense agreement to AstraZeneca prior to execution (such agreement to be treated as Confidential Information of Licensee). Licensee shall cause each of its Affiliates and Sublicensees to comply with the applicable terms and conditions of this Agreement, as if such Affiliate and Sublicensee were a Party to this Agreement. Licensee hereby guarantees the performance of its Affiliates and Sublicensees and the grant of any such Sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or Sublicensee. Licensee shall provide AstraZeneca with a copy of any sublicense agreement executed by Licensee within fourteen (14) days after its execution; provided that the financial terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. Notwithstanding anything else set out in this Agreement, Licensee shall disclose to AstraZeneca all terms of any sublicense agreement and any other documentation, records or information associated with a Sublicense that are necessary for AstraZeneca to determine or calculate the Sublicense Revenue.

2.3	No Implied License or Other Rights Granted by AstraZeneca. Except as expressly provided herein, AstraZeneca grants Licensee no other right or license, including any rights or licenses to the AstraZeneca Patents, the AstraZeneca Know-How, AstraZeneca’s interest in the Joint Patents and the Joint Know-How or any other Patent, Trademark or other intellectual property rights. For the avoidance of doubt, nothing in this Agreement shall prevent AstraZeneca, its Affiliates, or any Third Parties engaged by AstraZeneca or its Affiliates, from Exploiting the Licensed Compounds in any field other than the Field.

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2.4	Transition of Know-How.

2.4.1	AstraZeneca shall – within sixty (60) days after AstraZeneca’s receipt of the Upfront Payment in accordance with Section 5.1.1 – provide (and/or procure that its Affiliates provide) to Licensee or its nominee any AstraZeneca Know-How to the extent such AstraZeneca Know-How is reasonably available to AstraZeneca in electronic form. AstraZeneca shall notify Licensee in writing when AstraZeneca has completed its provision of such AstraZeneca Know-How to Licensee (such notice, an “AZ Completion Notice”). If Licensee believes that any AstraZeneca Know-How that should have been provided pursuant to this Section 2.4.1 has not been provided to it, Licensee may notify AstraZeneca thereof in writing within sixty (60) days following the date of the AZ Completion Notice (the “Request Period”). Licensee shall not be entitled to request any further AstraZeneca Know-How after expiry of the Request Period and AstraZeneca shall have no obligation to provide any further AstraZeneca Know-How unless requested within the Request Period. For the avoidance of doubt AstraZeneca shall have no obligation to transfer any AstraZeneca Know-How to Licensee other than pursuant to this Section 2.4.1.

2.4.2	Notwithstanding anything else set out in this Agreement, AstraZeneca has no obligations to procure the assignment, transfer, grant or provision of any rights, Information, materials, services or other things relating to any of the Licensed Compounds or Licensed Products by or from [***] to Licensee. Licensee acknowledges and agrees that it shall be solely responsible for negotiating directly with [***] regarding any such assignment, transfer, grant or provision.

2.5	Data Privacy and Cyber Security.

2.5.1	The Parties shall comply with the terms set out in Schedule 2.5.1 (Data Protection and Security Requirements), which reflect the agreements that the Parties put in place to facilitate the processing and sharing of Personal Data between the Parties, both acting as separate Data Controllers (as defined in Schedule 2.5.1), explain the purposes for which the Personal Data may be used and define the principles that the Parties shall adhere to and the responsibilities of the Parties to each other.

2.5.2	The Parties will each maintain adequate administrative, technical, and physical measures, controls, tools, systems, policies, and procedures in accordance with good cyber security industry practices and sufficient to perform their respective obligations under this Agreement. Without limitation of the foregoing Licensee will comply with the requirements set out in Schedule 2.5.2 (Cyber Security Requirements) and Schedule 2.5.2(a) (IT Risk Mitigation Requirements).

2.6	Retained Rights. Notwithstanding Section 2.1, AstraZeneca, on behalf of itself and its Affiliates, retains the right to (a) conduct and complete the ongoing studies or other activities involving the Licensed Compounds that are listed in Schedule 2.6 and (b) continue to use the AstraZeneca Know-How or conduct activities involving the Licensed Compounds and Licensed Products as may be necessary or useful to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under or pursuant to this Agreement. For the avoidance of doubt, AstraZeneca, on behalf of itself and its Affiliates, retains the right to Exploit the Licensed Compounds and Licensed Products outside the Field.

2.7	Termination of Earlier License Agreement. AstraZeneca shall, within two (2) Business Days of the License Effective Date, terminate the Earlier License Agreement.

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3.	ASTRAZENECA’S RIGHT OF FIRST NEGOTIATION

3.1	Upon Licensee or its Affiliate (a) receiving an offer from a Third Party pursuant to which such Third Party would obtain the right (via license/sublicense, assignment or otherwise) to develop, Manufacture or commercialize a Licensed Product (other than as a (i) Distributor or (ii) contract research organisation, contract development/manufacturing organisation or similar on behalf of Licensee purely on a fee for service basis) or (b) deciding to solicit an offer for, or enter into an agreement of, the scope set out in (a) above (in each case, (a) or (b), such transaction a “Relevant Transaction”), Licensee shall provide written notice thereof to AstraZeneca in writing (a “Relevant Transaction Notice”) promptly following the occurrence of an event described in paragraphs (a) or (b) above. The Relevant Transaction Notice shall include such information within Licensee’s possession and Control as may reasonably be required or useful for AstraZeneca to determine its interest in the Relevant Transaction, subject to compliance by the Licensee with any confidentiality and other contractual undertakings previously entered into between the Licensee and any relevant Third Party.

3.2	For a period of [***] following receipt of a Relevant Transaction Notice (the “Exercise Period”) AstraZeneca shall have the exclusive right to negotiate, and if agreed, enter into, an agreement with Licensee of the same scope as the Relevant Transaction. Until the expiry of the Exercise Period and, if applicable, the Negotiation Period, Licensee shall not negotiate with any Third Party regarding such Relevant Transaction (or the Licensed Product within the scope of such Relevant Transaction), provided that Licensee may inform any Third Party from whom it receives an offer or expression of interest in relation to a Relevant Transaction that it is subject to an exclusive negotiation obligation and the duration of such obligation (but not that such obligation is to AstraZeneca).

3.3	If within the Exercise Period AstraZeneca notifies Licensee in writing that it wants to exercise its right of first negotiation pursuant to this Article 3 (an “Exercise Notice”), the Parties agree to negotiate in good faith for a maximum period of [***] from the date of the Exercise Notice (the “Negotiation Period”) to enter into a definitive agreement of the same scope as the Relevant Transaction. During the Negotiation Period, Licensee shall not, and shall cause its Affiliates not to, initiate discussions – or enter into an agreement – with any Third Party regarding the Relevant Transaction (or the Licensed Product within the scope thereof). If a definitive agreement regarding the Relevant Transaction is not agreed between Licensee or its Affiliate on one hand and AstraZeneca or its Affiliate on the other hand within the Negotiation Period, Licensee shall have no further obligations to AstraZeneca (and AstraZeneca no further rights) regarding such Relevant Transaction and Licensee may negotiate and enter into an agreement with a Third Party for such Relevant Transaction, provided, however, that any agreement entered into by and between Licensee or its Affiliate and a Third Party must be consistent with the terms of this Agreement.

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3.4	If, within the Exercise Period, AstraZeneca: (a) fails to provide an Exercise Notice to Licensee; or, (b) notifies Licensee in writing that it does not want to exercise its right of first negotiation pursuant to this Article 3, then Licensee shall have no further obligations to AstraZeneca (and AstraZeneca no further rights) regarding such Relevant Transaction and Licensee may negotiate and enter into an agreement with a Third Party regarding such Relevant Transaction, provided, however, that any such agreement with a Third Party must be consistent with the terms of this Agreement.

3.5	For the avoidance of doubt, AstraZeneca shall have a separate right of first negotiation pursuant to this Article 3 for each Licensed Product and neither Licensee nor its Affiliates shall approach or negotiate with a Third Party regarding a different Relevant Transaction or a different Licensed Product, without first having complied with the steps set out in this Article 3.

4.	DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION ACTIVITIES

4.1	Development. Subject to AstraZeneca’s right of first negotiation under Article 3, and the other terms and conditions of this Agreement, Licensee shall have the right and the obligation to develop each Licensed Compound in the Field in the Territory at its sole cost and expense in accordance with the Development Plan. Licensee shall perform or cause to be performed its development activities hereunder in good scientific manner.

4.2	Development Plan. Licensee shall prepare a plan for the development of the Licensed Compounds (the “Development Plan”). The initial Development Plan is attached to this Agreement as Schedule 4.2.

4.3	Diligence. Licensee shall use Commercially Reasonable Efforts to develop the Licensed Compounds and the Licensed Products in the Field, and to obtain and maintain Regulatory Approvals for the Licensed Compounds and the Licensed Products in the Field in the Major Markets. Licensee shall allocate sufficient time, effort, equipment, and skilled personnel to complete its activities in accordance with each Development Plan and the timelines set forth therein.

4.4	Development Costs. Licensee shall be responsible for all costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Products for use in the Field in the Territory.

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4.5	Development Records.

4.5.1	Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain complete and accurate books and records relating to the development of the Licensed Compounds and the Licensed Products hereunder, in sufficient detail to verify compliance with the obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of all development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. AstraZeneca shall have the right, during normal business hours and upon reasonable notice, to inspect and copy the books and records maintained by the Licensee and its Affiliates including, for clarity, any books and records of development provided to Licensee by any Sublicensee pursuant to this Section 4.4; provided that AstraZeneca shall maintain such records and information disclosed therein in confidence in accordance with Article 7.

4.5.2	Without limiting Section 4.5.1, within thirty (30) days (or seventy-five (75) days for activities conducted by a Sublicensee) following the end of each Calendar Year during which Licensee, its Affiliate, or its or their Sublicensees, are conducting development activities hereunder, Licensee shall provide AstraZeneca with a detailed written report of: (i) all development activities performed since the preceding report (or the Effective Date, with respect to the first report); (ii) all development activities in process; and (iii) the future activities it expects to initiate during the following twelve (12) month period. Each report shall contain sufficient detail to enable AstraZeneca to assess Licensee’s compliance with its obligations set forth in Section 4.3.1, including: (a) Licensee’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Products in the Territory and (b) clinical study results and results of other development activities.

4.6	Regulatory Activities. Except as otherwise set forth in this Section 4.5, Licensee shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs) and to conduct communications with the Regulatory Authorities, for the Licensed Compounds and the Licensed Products in the Field in the Territory.

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4.7	Recalls, Suspensions or Withdrawals. As between the Parties, Licensee shall be solely responsible for handling any recall, market suspension or market withdrawal of the Licensed Compound or the Licensed Product in the Field in the Territory at its sole cost and expense; provided that prior to any implementation of a recall, market suspension or market withdrawal, Licensee shall consult with AstraZeneca and shall consider AstraZeneca’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.

4.8	Global Safety Database. Licensee shall establish, hold and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Product.

4.9	Commercialization.

4.9.1	In General. Subject to AstraZeneca’s rights under Article 3, and the other terms and conditions of this Agreement, Licensee shall have the right and the obligation to commercialize the Licensed Products in the Field in the Territory at its sole cost and expense.

4.9.2	Diligence. Licensee shall use Commercially Reasonable Efforts to commercialize the Licensed Products throughout the Major Markets.

4.9.3	Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls or withdrawals (in accordance with Section 4.7), order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

4.9.4	Commercialization Records. Without limitation of Section 5.6. Licensee shall maintain complete and accurate books and records pertaining to commercialization of the Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its commercialization activities. Such records shall be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. AstraZeneca shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 4.9.4; provided that AstraZeneca shall maintain such records and information disclosed therein in confidence accordance with Article 7.

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4.9.5	Commercialization Reports. Without limiting Section 4.9.4, within thirty (30) days following the end of each Calendar Year during which Licensee is conducting commercialization activities hereunder, Licensee shall provide AstraZeneca with detailed written reports of the commercialization activities it has performed, or caused to be performed, since the preceding report (or the Effective Date, with respect to the first report) and the future activities it expects to initiate during the following twelve (12) month period. Each report shall contain sufficient detail to enable AstraZeneca to assess Licensee’s compliance with its obligations set forth in Section 4.9.2.

4.10	Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates and any permitted Sublicensees to, comply with all Applicable Law with respect to the Exploitation of Licensed Products.

4.11	Transfer of Inventory.

4.11.1	AstraZeneca hereby agrees to transfer to Licensee all or a portion of (at Licensee’s sole election) the quantities of existing inventory of Licensed Compounds or Licensed Products set out in Schedule 4.11, in the forms, in the maximum number of shipments and at the prices set forth therein (the “Inventory”). AstraZeneca’s obligation to transfer the Inventory (or a portion thereof) to Licensee, shall be subject to AstraZeneca having received, within the relevant timeline therefore specified in Schedule 4.11, a written request for such transfer from Licensee (each, an “Inventory Request”). Each Inventory Request must specify the quantity of the relevant Inventory that Licensee wishes to acquire (up to – but not in excess of – the quantities specified in Schedule 4.11) (in each case, the “Requested Inventory”). As soon as reasonably practicable following its receipt of the relevant Inventory Request, AstraZeneca shall issue an invoice for the Requested Inventory at the price set forth in Schedule 4.11, such invoice to be paid by Licensee no later than thirty (30) days from the date of the invoice. AstraZeneca shall within thirty (30) days following AstraZeneca’s receipt of the price for the Requested Inventory, deliver or have delivered the Requested Inventory to Licensee EXW (Incoterms 2020) the facility designated by AstraZeneca in the United Kingdom or Sweden (depending on current location as indicated in Schedule 4.11).

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4.11.2	Licensee shall use the Requested Inventory delivered to it solely for the development of Licensed Compounds and Licensed Products pursuant to this Agreement.

4.11.3	AstraZeneca warrants and covenants that all Inventory provided to Licensee under Section 4.11.1: (a) was manufactured in accordance with AstraZeneca’s specifications, all Applicable Laws and cGMP; and (b) has been stored and maintained by AstraZeneca prior to delivery to Licensee (or its designee) (or such earlier date when the relevant Inventory is held by or on behalf of AstraZeneca ready for Licensee’s collection, regardless of the date of actual collection) in accordance with AstraZeneca’s standard procedures.

4.11.4	EXCEPT TO THE EXTENT SET FORTH IN SECTION 4.11.3 LICENSEE AGREES THAT ALL INVENTORY TRANSFERRED HEREUNDER IS PROVIDED “AS IS” AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED.

4.11.5	For the avoidance of doubt, it is acknowledged and agreed that – apart from the obligation to transfer the Requested Inventory in accordance with the provisions set out above in this Section 4.11 – AstraZeneca is under no obligation to Manufacture, have Manufactured, supply or have supplied any Licensed Compound or Licensed Product to Licensee under this Agreement and, as between the Parties, Licensee shall have the sole responsibility for, at its sole cost and expense, Manufacturing (or having Manufactured) and supplying Licensed Product for its, its Affiliates’ and Sublicensees’ Exploitation thereof.

4.12	Subcontracting. Subject to Section 2.2, either Party may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that (a) no such permitted subcontracting shall relieve such Party of any obligation (except to the extent satisfactorily performed by such subcontractor) or any liability hereunder and such Party shall be and remain fully responsible and liable therefor and (b) the agreement pursuant to which such Party engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (iii) contain terms obligating such subcontractor to permit such other Party rights of inspection, access and audit substantially similar to those provided to such other Party in this Agreement. Such Party shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a party to this Agreement.

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5.	PAYMENTS AND RECORDS

5.1	Consideration.

5.1.1	Upfront Payment. In partial consideration of the rights and licenses granted by AstraZeneca to Licensee under this Agreement, Licensee shall pay to AstraZeneca a non-creditable and non-refundable payment of $1,500,000 (one million five hundred thousand Dollars) (the “Upfront Payment”) within fourteen (14) days of receipt of an invoice from AstraZeneca for the same, such invoice to be issued on or following the Effective Date.

5.1.2	Share of Sublicense Revenue.

(a)	Sublicense Revenue. As further partial consideration of the rights and licenses granted by AstraZeneca to Licensee under this Agreement,

(i)	Licensee shall pay to AstraZeneca [***] payable to Licensee or its Affiliates that [***]. For clarity, AstraZeneca [***].

(ii)	In addition to any amounts payable under Section 5.1.2(a)(i), on [***].

(iii)	Amounts payable under this Section 5.1.2 shall be paid in accordance with Section 5.1.2(b).

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(b)	Sublicense Revenue Reporting and Invoicing. Licensee shall procure that all Sublicensee(s) provide Licensee with [***].

5.1.3	Equity Issuance. As further, partial consideration for AstraZeneca’s grant of rights and licenses to Licensee under this Agreement, AstraZeneca shall receive from Licensee common stock in Licensee, in accordance with the terms and conditions of a certain Stock Issuance Agreement to be entered into between Licensee and AstraZeneca on or about the Effective Date in the form set out in Schedule 5.1.3.

5.2	Mode of Payment. All payments to AstraZeneca under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as AstraZeneca may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under this Agreement, Licensee shall convert any amount expressed in a foreign currency into Dollars equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with IFRS or US Generally Accepted Accounting Practices.

5.3	Default Interest. If any payment due to AstraZeneca under this Agreement is not paid when due, then AstraZeneca shall be entitled to charge interest thereon [***]. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and a year of three hundred and sixty-five (365) days. [***].

5.4	Licensee Exploitation of Licensed Products. If Licensee intends to [***].

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5.5	Taxes.

5.5.1	General. The amounts payable by Licensee to AstraZeneca pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 5.5, AstraZeneca shall be solely responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate Governmental Authority (with the assistance of Licensee to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such Tax and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of AstraZeneca’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to AstraZeneca the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to AstraZeneca proof of such payment within ten (10) days following such payment.

5.5.2	VAT. Notwithstanding anything contained in Section 5.5.1, this Section 5.5.2 shall apply with respect to VAT. All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by AstraZeneca in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and thirty (30) days after the receipt by Licensee of the applicable invoice relating to that VAT payment. The Parties will issue invoices for all amounts due under this Agreement consistent with indirect tax requirements.

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5.5.3	Gross Up. If either Party assigns this Agreement to an Affiliate or to a Third Party and, as a result of such assignment, Payments made hereunder are subject to additional withholding tax, the assigning Party shall be responsible for the resulting additional withholding taxes. If the non-assigning Party receives a Tax benefit as a result of the assignment, the non- assigning Party shall reimburse the assigning Party for the appropriate amount of any Tax benefit it has received (including through the use of foreign tax credit); provided that the non-assigning Party shall take all commercially reasonable actions necessary to obtain any available Tax benefit with respect to such additional withholding taxes and to defend such benefit in a Tax audit.

5.6	Financial Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the commercialization of Licensed Products hereunder, including any and all Sublicense Revenue, in sufficient detail to calculate and verify all amounts payable hereunder. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the latest of (a) three (3) years after the end of the period to which such books and records pertain, (b) the expiration of the applicable Tax statute of limitations (or any extensions thereof) and (c) for such period as may be required by Applicable Law.

5.7	Audit. At AstraZeneca’s request, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, permit AstraZeneca or an independent auditor designated by AstraZeneca and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.6 to ensure the accuracy of all reports and payments made hereunder. The cost of any audit shall be borne by AstraZeneca, unless an audit reveals, with respect to a period, a variance of more than five percent (5%) from the reported amounts for such period, in which case Licensee shall bear the cost of such audit. Unless disputed pursuant to Section 5.8, if an audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.3 or (b) excess payments were made by Licensee, AstraZeneca shall reimburse such excess payments, in either case ((a) or (b)), within sixty (60) days after the date on which such audit is completed by or on behalf of AstraZeneca.

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5.8	Audit Dispute. In the event of a dispute with respect to any audit under Section 5.7, AstraZeneca and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section5.3, or AstraZeneca shall reimburse the excess payments, as applicable.

5.9	Anti-Tax Evasion.

5.9.1	Each of AstraZeneca and Licensee represents, warrants and undertakes that neither it nor its Affiliates shall commit a UK tax evasion facilitation offence under section 45(5) of the UK Criminal Finances Act 2017 in connection with or attributable to this Agreement or the transactions contemplated hereby.

5.9.2	Each Party shall promptly report to the other Party any apparent breach of Section 5.9.1 and shall (i) answer, in reasonable detail, any written or oral inquiry from the other Party related to its and its Affiliates compliance with Section 5.9.1, (ii) facilitate the interview of employees of such Party by the other Party (or any agent of such Party) at any reasonable time specified by the inquiring Party related to such Party’s compliance with Section 5.9.1, and (iii) co-operate with the inquiring Party and/or any Governmental Authority in relation to any investigation relating to the matters referred to in Section 5.9.1, in all cases, as reasonably required to enable that other Party to comply with its undertaking in Section 5.9.1.

6.	INTELLECTUAL PROPERTY

6.1	Ownership of Intellectual Property.

6.1.1	Ownership of Technology. Subject to Section 6.1.2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made solely by or on behalf of such Party or its Affiliates or its or their respective (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto; and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

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6.1.2	Ownership of Joint Patents and Joint Know-How. Each of AstraZeneca and Licensee shall own an equal, undivided interest in any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of AstraZeneca or its Affiliates or its or their (sub)licensees, on the one hand, and Licensee or its Affiliates or its or their Sublicensees, on the other hand, under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”); and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates and its and their (sub)licensees (or Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted under Section 2.1, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party. If in a particular country the consent of co-owners is required for one co-owner to grant license rights under or otherwise exploit any Joint Patent as provided in the previous sentence, subject to Section 2.1, (i) each Party hereby consents to such license grant to use and otherwise Exploit such Joint Patent in such country without any duty to share profits with, or provide an accounting to, such Party with respect to such use and Exploitation, and (ii) each Party hereby grants to the other Party a perpetual, irrevocable, royalty-free, sub-licensable, non- exclusive license under such granting Party’s interest in such Joint Patent(s) to Exploit any Joint Patent or Joint Know-How in such country in any manner and for any purpose whatsoever.

6.1.3	Assignment Obligation. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their respective (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the provisions of this Section 6.1 (Ownership of Intellectual Property), to the extent required and not already effected by operation of law. Each Party shall cause all Persons who perform development activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Information or inventions by or on behalf of such Party or its Affiliates or its or their respective (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained).

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6.2	Maintenance and Prosecution of Patents.

6.2.1	In General. As between the Parties, (a) AstraZeneca shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the AstraZeneca Patents, (b) Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents, and (c) Licensee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the Licensee Patents, in each case ((a), (b) and (c), including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, in the Territory at its sole cost and expense and through counsel of its choice. If, as between the Parties, the Party with the first right to prosecute or maintain an AstraZeneca Patent or a Joint Patent decides not to prepare, file, prosecute or maintain such AstraZeneca Patent or Joint Patent in a country in the Territory, such Party shall provide reasonable prior written notice to the other Party of such intention and the other Party shall thereupon have the right, subject to the prior written consent of the first Party (which consent shall not be unreasonably withheld, conditioned or delayed), to assume the control and direction of the preparation, filing, prosecution and maintenance of such AstraZeneca Patent or Joint Patent at its sole cost and expense in such country.

6.2.2	Cooperation. Each Party shall, and shall cause its Affiliates to, assist the other Party at the reasonable request of the other Party from time to time in connection with its activities set forth in Section 6.2.1. The Party that has the right to prepare, file, prosecute and maintain the AstraZeneca Patents or the Joint Patents, as applicable (the “Prosecuting Party”) shall (a) keep the other Party (the “Non-Prosecuting Party”) informed of all steps to be taken in the preparation and prosecution of all applications filed by it pursuant to Section 6.2.1, (b) furnish the Non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices, including correspondence relating to any office actions, and (c) to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer its comments on such applications, amendments and other correspondence before making a submission to a patent office, which comments Prosecuting Party shall consider in good faith. The Non-Prosecuting Party shall offer its comments, if any, promptly.

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6.2.3	Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Licensee shall have the sole right to apply for patent term extensions, in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the AstraZeneca Patents, Joint Patents or Licensee Patents and with respect to the Licensed Compounds and the Licensed Products, in each case including whether or not to do so. AstraZeneca shall provide prompt and reasonable assistance, as requested by Licensee, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

6.3	Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 6, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 6 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

6.4	Patent Listings. As between the Parties, Licensee shall have the sole right to make decisions regarding and Licensee shall have the right to make all filings with Regulatory Authorities in the Territory with respect to the AstraZeneca Patents, Joint Patents or Licensee Patents, in each case solely related to the Exploitation by Licensee, its Affiliate, or any Sublicensee, of any Licensed Product in the Territory in the Field, including as required or allowed (a) in the United States, in the FDA’s Orange Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

6.5	Enforcement of Patents.

6.5.1	Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the AstraZeneca Patents, Joint Patents or Licensee Patents in any jurisdiction in the Territory of which such Party becomes aware in connection with the Exploitation of any Licensed Product or any product that competes with a Licensed Product (an “Infringement”).

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6.5.2	Enforcement of Patents. As between the Parties Licensee shall have (a) the first right, but not the obligation, to prosecute any Infringement with respect to the AstraZeneca Patents and Joint Patents, and (b) the sole right, but not the obligation, to prosecute any Infringement with respect to the Licensee Patents, in each case ((a) or (b)) including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensee’s sole cost and expense; provided that if Licensee does not take commercially reasonable steps to prosecute such an Infringement with respect to an AstraZeneca Patent or Joint Patent (i) within ninety (90) days following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, thirty (10) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensee shall so notify AstraZeneca and AstraZeneca may prosecute such Infringement at its sole cost and expense.

6.5.3	Cooperation. If a Party is entitled to, and pursues an action against an Infringement in accordance with Section 6.5.2 the other Party shall, and shall cause its Affiliates to, cooperate fully, including being joined as a necessary party to such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, (b) the Party pursuing any action against an Infringement shall consult with the other Party as to the strategy for such action and (c) such Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken with respect to such action.

6.5.4	Settlement. The Party that is entitled to and pursues an action against an Infringement in accordance with this Section 6.5 shall have the right to control any settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to have a material adverse effect on the rights or interest of the other Party or any of its Affiliates or impose any costs or liability on or involve any admission by, the other Party or any of its Affiliates.

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6.5.5	Cost Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action commenced pursuant to this Section 6.5; provided that the pursuing Party shall reimburse the other Party for the costs and expenses incurred by the other Party for any assistance requested by the pursuing Party for such Infringement action. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 6.5 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the pursuing Party; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to an AstraZeneca Patent, Joint Patent or Licensee Patent is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.

6.6	Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.5, the Party first becoming aware of such Third Party Infringement Claim shall promptly notify the other Party in writing. As between the Parties, Licensee shall be responsible for defending any such Third Party Infringement Claim at its sole cost and expense, using counsel of Licensee’s choice. AstraZeneca may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding. AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 6.6, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse AstraZeneca for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Licensee shall keep AstraZeneca reasonably informed of all material developments in connection with any such claim, suit or proceeding. Licensee agrees to provide AstraZeneca with copies of all material pleadings filed in such action and to allow AstraZeneca reasonable opportunity to participate in the defense of the claims. Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 6.6 shall be borne by Licensee provided that to the extent such damages or awards relate to the Exploitation of a Licensed Compound, such amounts may be credited against any amounts payable by Licensee to AstraZeneca pursuant to Section 5.1.2.

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6.7	Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AstraZeneca Patents, Joint Patents or Licensee Patents by a Third Party of which such Party becomes aware. As between the Parties Licensee shall have (a) the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the AstraZeneca Patents and the Joint Patents and (b) the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents, in each case ((a) or (b)) at its sole cost and expense, using counsel of Licensee’s choice, including, when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.5. With respect to any such claim, suit or proceeding in the Territory referred to in clause (a), AstraZeneca may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain control of the defense in such claim, suit or proceeding. If Licensee or its designee elects not to defend or control the defense of the applicable AstraZeneca Patents or Joint Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then AstraZeneca may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. If and to the extent necessary, AstraZeneca shall, and shall cause its Affiliates to, cooperate fully, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that, except with respect to Joint Patents, Licensee shall reimburse AstraZeneca for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Licensee shall consider in good faith any comments from AstraZeneca and shall keep AstraZeneca reasonably informed of any steps taken with respect to such action.

6.8	UPC. With respect to the AstraZeneca Patents, the Joint Patents or the Licensee Patents, the Prosecuting Party will have the sole right to determine whether to opt in or opt out (and to opt in again) of the Unified Patent Court system. With respect to the AstraZeneca Patents or the Joint Patents, (a) the Prosecuting Party shall (i) inform the Non-Prosecuting Party of their intended decision regarding opt out or opt in, and (ii) to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer their comments on this decision, which comments Prosecuting Party shall consider in good faith, and (b) the Non-Prosecuting Party shall offer its comments, if any, promptly. Each Party will, to the extent necessary and applicable, take such actions as required to effect the opt out or withdrawal of the opt out, as soon as reasonably practicable.

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6.9	Product Trademarks.

6.9.1	Ownership of Product Trademarks. As between the Parties, Licensee shall own all right, title and interest to the Product Trademarks in the Territory.

6.9.2	Prosecution of Product Trademarks. Licensee shall be responsible for the registration, prosecution and maintenance of the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by Licensee.

6.9.3	Selection of Product Trademarks. Licensee shall not and shall not permit its Affiliates or Sublicensees to use in their respective businesses any Trademark that (a) contains any term in any Trademark used by AstraZeneca or its Affiliates, or its and their (sub)licensees, unless otherwise agreed to by AstraZeneca in writing, or (b) is confusingly similar to, or a colourable imitation of, any Trademark used by AstraZeneca or its Affiliates, or its and their (sub)licensees.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

7.1	Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 7.4), information relating to the Licensed Compounds or any Licensed Product (including the Regulatory Documentation) or any development or commercialization of the Licensed Compounds or any Licensed Product, any know-how with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates (including Licensee Know-How and AstraZeneca Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Joint Know- How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and each Party shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not apply to any information that:

7.1.1	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

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7.1.2	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Joint Know-How;

7.1.3	is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

7.1.4	can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Joint Know-How.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.2	Permitted Disclosures. Each Party (as Receiving Party) may disclose Confidential Information of the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

7.2.1	disclosure to Third Parties in connection with due diligence or similar investigations, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by written confidentiality and non-use obligations with respect to such information substantially similar to those set out in this Agreement provided that the duration of such obligations shall only be required to be three (3) years following disclosure of such information for such obligations to comply with the Receiving Party’s obligations under this Section 7.2.1;

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7.2.2	disclosure to its or its Affiliates’ financial and legal advisors who have a need to know such Disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to obligations of confidentiality and non-use or under written confidentiality and non-use obligations with respect to such information substantially similar to those set out in this Agreement;

7.2.3	disclosure to actual or potential subcontractors as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, provided that such Persons shall be subject to written confidentiality and non-use obligations with respect to such information substantially similar to those set out in this Agreement provided that the duration of such obligations shall only be required to be five (5) years following disclosure of such information for such obligations to comply with the Receiving Party’s obligations under this Section 7.2.3;

7.2.4	disclosure to a Taxing Authority in connection with the Tax affairs or a reporting obligation of the Disclosing Party;

7.2.5	disclosure to actual or potential Sublicensees or other Third Parties as may be necessary or useful for the exercise of its rights under this Agreement, provided that such Persons shall be subject to written confidentiality and non-use obligations substantially similar to those set out in this Agreement provided that the duration of such obligations shall only be required to be five (5) years following disclosure of such information for such obligations to comply with the Receiving Party’s obligations under this Section 7.2.3; or

7.2.6	to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental, Taxing Authority, or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required to comply with Applicable Law or its or its Affiliates’ respective regulatory, or financing reporting requirements, including by reason of filing with securities regulators or the rules of a stock exchange on which the securities of the Receiving Party are listed (or to which an application for listing has been submitted); provided, however, that before any such disclosure, the Receiving Party shall first notify the Disclosing Party and provide the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or by such Applicable Law.

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7.3	Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the Corporate Name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing, investment and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

7.4	Public Announcements. The Parties have agreed that Licensee may within three Business Days following the License Effective Date issue a press release regarding this Agreement and its subject matter, which press release shall be in accordance with Schedule 7.4 (the “Agreed Press Release”). Other than the Agreed Press Release, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is required by Applicable Law or the rules of a stock exchange on which the securities of the issuing Party are listed (or to which an application for listing has been submitted), provided that, to the extent practicable and permitted by Applicable Law and the rules of the relevant stock exchange, the issuing Party shall allow the other Party to review a close to final draft of such required disclosure and to make comments on such draft and the issuing Party shall take any reasonable comments provided by the other Party into account in good faith when making such required disclosure.

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7.5	Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, the Disclosing Party may request in writing and the Receiving Party shall either, with respect to Confidential Information of the Disclosing Party to which such Receiving Party does not retain rights under the surviving provisions of this Agreement, at the Disclosing Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the Receiving Party and confirm such destruction in writing to the Disclosing Party or (b) promptly deliver to the Disclosing Party, at the Receiving Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the Receiving Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, and covenants, that:

8.1.1	it is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

8.1.2	the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound (other than, as to AstraZeneca, the Earlier License Agreement); (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

8.1.3	this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

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8.1.4	it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder (other than, as to AstraZeneca, the Earlier License Agreement); and

8.1.5	neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

8.2	Additional Representations of AstraZeneca. AstraZeneca further represents and warrants to Licensee, as of the Effective Date, that, subject to termination of the Earlier License Agreement:

8.2.1	AstraZeneca Controls the AstraZeneca Patents as of the Effective Date and has the right to grant the licenses specified herein; and

8.2.2	the AstraZeneca Patents are the only Patents Controlled by AstraZeneca as of the Effective Date that are necessary to Exploit the Licensed Compounds in the form as they exist as of the Effective Date.

8.3	Additional Representations and Warranties of Licensee. Licensee further represents and warrants to AstraZeneca, as of the Effective Date, that Licensee: (a) has conducted its own investigation and analysis of (i) the Patent and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compounds and Licensed Products and (ii) the potential infringement thereof; (b) understands the complexity and uncertainties associated with possible claims of infringement of Patent or other proprietary rights of Third Parties, particularly those relating to pharmaceutical products; and (c) acknowledges and agrees that it is solely responsible for the risks of such claims.

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8.4	Disclaimer of Warranties. Except for the express warranties set forth herein, neither Party makes any representations or grants any warranties, express or implied, either in fact or by operation of law, by statute or otherwise and each Party specifically disclaims any other warranties, whether written or oral or express or implied, including any warranty of quality, merchantability or fitness for a particular use or purpose or any warranty as to the validity of any patents or the non-infringement of any intellectual property rights of Third Parties.

8.5	Additional waiver. Licensee agrees that except as expressly set forth in this Agreement: (a) the AstraZeneca Patents are licensed “as is,” “with all faults,” and “with all defects,” and Licensee expressly waives all rights to make any claim whatsoever against AstraZeneca for misrepresentation or for breach of promise, guarantee or warranty of any kind relating to the AstraZeneca Patents; (b) Licensee agrees that AstraZeneca will have no liability to Licensee for any act or omission in the preparation, filing, prosecution, maintenance, enforcement, defence or other handling of the AstraZeneca Patents; and (c) Licensee is solely responsible for determining whether the AstraZeneca Patents have applicability or utility in Licensee’s contemplated exploitation of the Licensed Products and Licensee assumes all risk and liability in connection with such determination.

8.6	Anti-Bribery and Anti-Corruption Compliance. Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (“Representatives”) that for the performance of its obligations hereunder:

8.6.1	such Party and its Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any Anti-Corruption Laws; and

8.6.2	such Party shall promptly provide the other Party with written notice upon becoming aware of any breach or violation by such Party or its Representative of any of the provisions contained in this Section 8.6.1.

9.	INDEMNITY

9.1	Indemnification of AstraZeneca. Licensee shall indemnify AstraZeneca, its Affiliates, and its and their respective directors, officers, employees and agents (the “AstraZeneca Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of this Agreement; (b) the gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (c) the Exploitation by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compounds in or for the Territory, except, in each case ((a), (b) and (c)), for those Losses for which AstraZeneca has an obligation to indemnify Licensee pursuant to Section 9.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

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9.2	Indemnification of Licensee. AstraZeneca shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by AstraZeneca of this Agreement; or (b) the gross negligence or willful misconduct on the part of AstraZeneca or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement, except, in each case ((a) and(b)), for those Losses for which Licensee has an obligation to indemnify AstraZeneca pursuant to Section 9.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3	Indemnification Procedures. All indemnification claims in respect of an AstraZeneca Indemnitee or Licensee Indemnitee shall be made solely by AstraZeneca or Licensee, as applicable (each of AstraZeneca or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 9, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims. The indemnifying Party shall have the right to assume the defense of any such Third Party Claim, including the right to select counsel of its choosing and the right to compromise or settle any Third Party Claim, by giving written notice to the Indemnified Party within 30 days after the indemnifying Party’s receipt of an Indemnification Claim Notice; provided, however, that the indemnifying Party shall not make any compromise or settlement admitting fault, subjecting the Indemnified Party to injunctive or other relief, adversely affecting the business of the Indemnified Party or any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, or incurring any liability on the part of the Indemnified Party or any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The Indemnified Party shall be entitled to retain counsel of its choice (at its own expense) to participate in, but not control, the defense of any Third Party Claim. Except as provided in the immediately preceding sentence, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party. If the indemnifying Party is required to defend any Third Party Claim, the Indemnified Party shall, and shall cause its employees and agents to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

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9.4	Special, Indirect and Other Losses. Except (a) in the event of the gross negligence, willful misconduct or fraud of a Party (or in the case of Licensee, its Sublicensees or Distributors) or of a Party’s breach of its obligations under Article 7 or, with respect to Licensee, Article 3, or (b) to the extent any damages are required to be paid to a Third Party as part of a Third Party claim for which a Party provides indemnification under this Article 9, neither Party nor any of its Affiliates shall be liable to the other Party in contract, tort, negligence, breach of statutory duty or otherwise for any special or punitive damages or for loss of profits suffered by the other Party.

9.5	Insurance. Licensee shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compounds and Licensed Products as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law.

10.	TERM AND TERMINATION

10.1	Term and Expiration. This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance herewith (such period, the “Term”). Licensee acknowledges and agrees that AstraZeneca will notify [***] that completion of the Transaction (as defined in the [***] Letter Agreement) has taken place on or shortly after, but not before, the License Effective Date.

10.2	Termination.

10.2.1	Termination by AstraZeneca for Payment Default. If AstraZeneca has not received the Upfront Payment from Licensee within the time stipulated for such payment in Section 5.1.1, then notwithstanding anything else set out in this Agreement, AstraZeneca shall have the right to terminate this Agreement effective immediately upon written notice of termination to Licensee. Upon such termination, notwithstanding anything else set out herein, this Agreement shall end and be of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement, provided that such termination of this Agreement shall be without prejudice to any claim AstraZeneca may have against Licensee for its breach of this Agreement.

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10.2.2	Material Breach. If either Party materially breaches any of its obligations under this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing 90 days’ (or, with respect to a payment breach, 10 days’) (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period.

10.2.3	Termination by AstraZeneca. If Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a AstraZeneca Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder, AstraZeneca shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

10.2.4	Termination for Cessation of Development. In circumstances where both (i) the Licensee ceases development of all Licensed Compounds and all Licensed Products, and (ii) a Licensed Product is not being commercialized in the Territory by or on behalf of Licensee, AstraZeneca shall have the right to terminate this Agreement in its entirety by providing thirty (30) days’ prior written notice to Licensee; provided that the normal pauses or gaps between or following clinical studies or other studies for the analysis of data, preparation of reports and design of future clinical studies or preparation of regulatory filings and other customary development functions not constituting clinical studies do not constitute a cessation of development.

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10.2.5	Termination by Licensee. Licensee may terminate this Agreement for convenience, on a Licensed Product-by-Licensed Product basis or in whole, upon reasonable notice to AstraZeneca. In addition, Licensee may upon written notice thereof to AstraZeneca cease its activities under any Development Plan if the Licensee determines (i) that for scientific, safety, or for ethical reasons, it is inappropriate to continue or (ii) the Licensee determines that a Licensed Product no longer meets an unmet medical need and the Agreement shall upon AstraZeneca’s receipt of such notice be deemed to have been terminated for convenience by Licensee with respect to the relevant Licensed Product(s).

10.2.6	Termination for Insolvency. If either Party or any of its Affiliates (a) files for protection under bankruptcy or insolvency laws, or is placed into bankruptcy or receivership, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver, liquidator, trustee or administrator or administrative receiver (or equivalent officer) over it or substantially all of its undertaking or property, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within 60 days of the filing thereof, (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, (h) is otherwise unable to pay its debts as they fall due or (i) ceases or threatens to cease to carry on business; then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.3	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or AstraZeneca are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

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10.4	Consequences of Termination.

10.4.1	Termination in its Entirety. In the event of a termination of this Agreement in its entirety for any reason:

(a)	all rights and licenses granted by AstraZeneca hereunder shall immediately terminate, provided that (i) the licenses granted under Section 2.1 shall continue to the extent solely as required for Licensee to wind-down or complete any ongoing clinical study in accordance with Section 10.4.1(c) and (ii) any Sublicenses granted by Licensee pursuant to Section 2.2 shall be governed by Section 10.4.1(b);

(b)	the following shall apply with regard to any Sublicensee who has been granted a Sublicense by Licensee pursuant to Section 2.2: Upon written notice to AstraZeneca and at the option of any Sublicensee not in breach of the applicable Sublicense (or any provision of this Agreement applicable to such Sublicensee) such Sublicensee will, from the effective date of such termination, automatically become a direct licensee of AstraZeneca under, and subject to the terms and conditions of, this Agreement, subject only to modifications with respect to territory, field and exclusivity consistent with the scope of the applicable Sublicense and so as to accommodate all such Sublicensees. Such Sublicensees will have the right to grant further sublicenses to Third Parties of same or lesser scope as its sublicense from Licensee under the licenses contained in Section 2.1, provided that such further sublicenses will be in accordance with and subject to all of the terms and conditions of Section 2.2 (i.e., such Sublicensee shall be subject to Section 2.2 in the same manner and to the same extent as Licensee). For clarity, any Third Party to whom a Sublicensee grants a sublicense as permitted by the terms of this Agreement shall be deemed to be a Sublicensee for purposes of this Agreement;

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(c)	subject always to Applicable Laws and applicable regulatory requirements, the following shall apply with respect to any ongoing clinical trial of a Licensed Product: (1) where the termination is by AstraZeneca pursuant to Section 10.2.2, 10.2.3, 10.2.4, or 10.2.6, or by Licensee pursuant to Section 10.2.5 (such termination, a “Licensee Triggered Termination”), Licensee shall wind-down such clinical trial or, if AstraZeneca has the right to Exploit such Licensed Products, upon AstraZeneca’s written request, transfer control to AstraZeneca of such clinical trial; and (2) where the termination is not a Licensee Triggered Termination, Licensee shall at its election either wind-down or complete such clinical trial (in accordance with the protocol for such clinical trial).

(d)	where the termination is a Licensee Triggered Termination and if and to the extent requested by AstraZeneca in writing within thirty (30) days of the effective date of termination:

(i)	Licensee will grant an exclusive, worldwide, sublicensable (through multiple tiers of licensees) license to AstraZeneca under the Licensee Know-How, Licensee Patents and Licensee’s interest in the Joint Patents and Joint Know-How to Exploit the Licensed Compounds and Licensed Products in the Territory, on terms that are commercially reasonable and customary for such license, to be negotiated by the Parties in good faith and recorded in a written license agreement to be signed by the Parties (a “Grant Back License”). If the Parties have not, within ninety (90) days following AstraZeneca’s request (or such longer period as the Parties may agree), signed a Grant Back License, then the matter may be referred by either Party to the Senior Officers for resolution. If the Senior Officers have not within forty-five (45) days after the matter was first referred to them, agreed such terms and if no Grant Back License has been executed by the Parties within such 45 day period, then either Party may, by written notice thereof to the other Party no later than fifteen (15) days after the expiry of such 45 day period, refer the matter for resolution in accordance with the procedure set out in Schedule 10.4.1(d)(i) (and the dispute resolution procedure at Section 11.6.2 shall not apply); and

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(ii)	subject to the Parties having signed a Grant Back License pursuant to Section 10.4.1(d)(i) (whether following good faith negotiations, following escalation to the Senior Officers or through the processes set out in Schedule 10.4.1(d)(i)) the Licensee shall, solely to the extent agreed in the Grant Back License:

(1)	assign to AstraZeneca all Licensed Product Agreements, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (A) expressly prohibits such assignment, in which case Licensee (or such Affiliate or Sublicensee, as applicable) shall cooperate with AstraZeneca in all reasonable respects to secure the consent of the applicable Third Party to such assignment, or (B) relates both to Licensed Products and products other than Licensed Products, in which case, at AstraZeneca’s request, Licensee (or such Affiliate or Sublicensee, as applicable) shall cooperate with AstraZeneca in all reasonable respects to secure the written agreement of the applicable Third Party to a partial assignment of the applicable Licensed Product Agreement relating to the Licensed Products, and, in either case ((A) or (B)) if any such consent cannot be obtained with respect to a Licensed Product Agreement, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, obtain for AstraZeneca substantially all of the practical benefit and burden under such Licensed Product Agreement, including by (AA) entering into appropriate and reasonable alternative arrangements on terms agreeable to AstraZeneca and (BB) subject to the consent and control of AstraZeneca, enforcing, at AstraZeneca’s cost and expense and for the account of AstraZeneca, any and all rights of Licensee (or such Affiliate or Sublicensee, as applicable) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;

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(2)	assign to AstraZeneca all of its right, title and interest in and to (A) any Product Trademark(s) and (B) all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Compounds or Licensed Products then Controlled by Licensee or any of its Affiliates; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, Licensee would provide AstraZeneca with all the benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by AstraZeneca to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to AstraZeneca or its designee or, at AstraZeneca’s option, to enable AstraZeneca to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to AstraZeneca’s Exploitation of the Licensed Compounds or applicable Licensed Product(s), and Licensee would continue to maintain such Regulatory Documentation (including any Regulatory Approvals) at AstraZeneca’s cost and expense unless and until AstraZeneca notifies Licensee that such maintenance is no longer required;

(3)	provide AstraZeneca with copies of all reports and data generated or obtained by Licensee or any of its Affiliates and Controlled by Licensee or any of its Affiliates that relate to the Licensed Compounds or any Licensed Product that have not previously been provided to AstraZeneca;

(4)	transfer to AstraZeneca such quantities of Licensee’s, its and its Affiliates’ existing inventory of Licensed Compounds or Licensed Products as AstraZeneca requests. The cost to AstraZeneca for such transfer shall be Licensee’s cost to acquire or Manufacture, as applicable, such Licensed Compounds or Licensed Products;

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(5)	use its Commercially Reasonable Efforts to supply to AstraZeneca such quantities of the Licensed Compounds and Licensed Products as AstraZeneca indicates in written forecasts and orders therefor from time to time at Licensee’s cost to Manufacture such Licensed Compounds and Licensed Products (plus a commercially reasonable margin) until the later of (A) such time as AstraZeneca has established an alternate, validated source of supply for the Licensed Compounds and Licensed Products and AstraZeneca is receiving supply from such alternative source and (B) the first anniversary of the effective date of termination of this Agreement; and

(6)	provide AstraZeneca with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any development and commercialization activities with respect to the Licensed Compounds and the Licensed Products to AstraZeneca or its designee so as to minimize any disruption of such activities.

10.4.2	Termination in relation to a certain Licensed Product. Upon termination of this Agreement in respect of one or more Licensed Products (but not in relation to all Licensed Products), the consequences set out in Section 10.4.1 shall apply mutatis mutandis solely with respect to the Licensed Product(s) (and all Licensed Compounds included in such Licensed Product(s)), in respect of which the Agreement has been terminated.

10.5	Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.6	Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 1, 2.5, 6.1, 7 (for the time period set forth therein), 9, 10.4, 10.5, 10.6, and 11 shall survive the termination or expiration of this Agreement for any reason.

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11.	MISCELLANEOUS

11.1	Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) to the extent such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non- performing Party or any of its Affiliates of any term or condition of this Agreement). The non- performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, if the suspension of performance continues for ninety (90) days after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 11.1, AstraZeneca shall have the right to terminate this Agreement pursuant to Section 10.2.1 without regard to this Section 11.1, except that in such event no cure period shall apply and AstraZeneca shall have the right to effect such termination upon written notice to Licensee, in its sole discretion.

11.2	Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

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11.3	Assignment. Neither Party may assign its rights or, except as provided in Section 4.12, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that AstraZeneca shall have the right, without such consent, to (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates and (ii) assign any or all of its rights and delegate any or all of its obligations under this Agreement to any of its Affiliates, or any Person who acquires any Licensed Compound or Licensed Product. All validly assigned rights shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Section 11.3 shall be void and of no effect.

11.4	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

11.5	Dispute Resolution.

11.5.1	Subject to Section 11.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

11.5.2	If such Senior Officers are unable to resolve any such Dispute within such ten (10) Business Day period, either Party shall be free to institute litigation in accordance with Section 11.6.

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11.6	Governing Law, Jurisdiction and Service.

11.6.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.6.2	Jurisdiction. Subject to Section 10.4.1(d)(i) and Section 11.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the English courts for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

11.6.3	Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of England and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.6.4	Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.7	Notices.

11.7.1	Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by e-mail (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the applicable Party at its respective addresses specified in Section 11.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by e-mail (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by e-mail shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 11.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

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11.7.2	Address for Notice.

If to Licensee, to:

4995 Murphy Canyon Road

Suite 300

San Diego

California

Attention: CEO

E-mail: [***]

with a copy (which shall not constitute notice) to:

[***] and [***]

If to AstraZeneca, to:

AstraZeneca AB (PUBL)

SE-431 83 Mölndal,

Sweden

Attention: Head of Business Development and Licensing, Biopharmaceuticals R&D

E-mail: [***]

with a copy (which shall not constitute notice) to:

AstraZeneca UK Limited

Corporate Legal

Middlewood Court, Silk Road Macclesfield, Cheshire

SK10 2NA

E-mail: [***]

Attention: Assistant General Counsel

11.8	Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

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11.9	English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.10	Equitable Relief. Notwithstanding any other term of this Agreement, where a Party wishes to apply for interim or interlocutory relief in relation to any breach or anticipatory breach of the provisions of this Agreement, the non-breaching Party shall be entitled to seek the same from any court of competent jurisdiction.

11.11	Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.12	Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13	Relationship of the Parties. It is expressly agreed that AstraZeneca, on the one hand and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither AstraZeneca, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other Party, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

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11.14	References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

11.15	Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

11.16	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by PDF format via email or other industry standard electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by an authorized representatives of each Party as of the date first written above.

Signed by		/s/ Regina Fritsche Danielson

Name:	Regina Fritsche Danielson	Authorised signatory

Title:	SVP Head of Early CVRM

for and on behalf of ASTRAZENECA AB (PUBL)

Signed by		/s/ David Tapolczay

David Tapolczay, Chief Executive Officer, for and on behalf of CONDUIT PHARMACEUTICALS INC.		Authorised signatory

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